Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name of Netherland, Sewell & Associates, Inc.; to references to Netherland, Sewell & Associates, Inc.; and to the inclusion of information taken from the following reports in the SandRidge Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the U.S. Securities and Exchange Commission on or about February 20, 2009:
December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2007, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2006, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ G. Lance Binder, P.E.

G. Lance Binder, P.E. Executive Vice President

Dallas, Texas
February 20, 2009